Exhibit 10.8

January 28, 2008

Mr. Gerald P. Quindlen

Re:	Employment Agreement

Dear Jerry:

Pursuant to our recent discussions, this letter sets forth the terms of your employment with Logitech Inc., a California corporation (the “Company”) as well as our understanding with respect to any termination of that employment relationship.

1. Position and Duties.

(a) You will be employed by the Company as President and Chief Executive Officer and will serve in the positions set forth on Exhibit A. In such positions, you will have the duties and authority at a level consistent with the duties and authority set forth on Exhibit A. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties.

(b) In addition, assuming that your performance is satisfactory, the Board of Directors of Logitech International S.A. (“Logitech”), the Company’s corporate parent, will submit you to the Logitech shareholders for election to the Board of Directors at the next Logitech Annual General Meeting but no later than October 1, 2008. Election to the Logitech Board of Directors (the “Board”) shall be determined by, and be at the discretion of, the shareholders of Logitech.

2. Term of Employment. Your employment with the Company will continue for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4, 5 and 6 below.

3. Compensation. You will be compensated for your services to the Company as follows:

(a) Salary: You will be paid a bi-weekly salary of $28,846.15, payable every two weeks less applicable withholding (annualized this amount is $750,000), in accordance with normal payroll procedures. Your salary will be reviewed by the Board from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, your performance and Logitech’s profitability. Any adjustment to your salary shall be in the sole discretion of the Board. This salary will be effective January 1, 2008, and will be first reviewed by the Board at their meeting scheduled for March 2008.

(b) Incentive Bonus: Between the date of this Agreement and the end of the Company’s current fiscal year on March 31, 2008, you will continue to be subject to the Logitech Director/VP bonus plan. Effective January 1, 2008 your target bonus under this plan will continue at 100% of your salary. Beginning April 1, 2008 you will be eligible to receive an annual bonus

Gerald P. Quindlen

January 28, 2008

under the Logitech Chairman / CEO annual bonus plan. Your bonus under this plan will be based upon Logitech’s achievement of various financial goals established and approved by the Board. The bonus target as a percentage of your salary under the Chairman / CEO annual bonus plan will be reviewed and approved by the Board.

(c) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other policies. You will accrue paid vacation in accordance with the Company’s vacation policy. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with 30 days’ written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

5. Other Termination. Your employment may be terminated under the circumstances set forth below.

(a) Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause.

For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties under this Agreement or (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. For purposes of this paragraph only “Company” shall mean Logitech and its direct and indirect subsidiaries.

(b) Termination Without Cause: If your employment is terminated by the Company without cause (and not as a result of your death or disability), and if you sign a general release of known and unknown claims in form satisfactory to the Company, you will

Gerald P. Quindlen

January 28, 2008

receive severance payments equal to your current compensation, less applicable withholding, for twelve months after the date of your termination without cause. Your current compensation shall mean the sum of your base salary plus your current annual targeted bonus amount. Severance payments representing base salary will be made periodically in accordance with the Company’s normal payroll schedule and the severance payment representing the annual targeted bonus amount will be made in one lump sum at the end of the twelve-month severance period, less applicable withholding. During the twelve month severance period, the Company will pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, the Company’s COBRA obligations shall immediately cease to the extent you become eligible for benefits from a subsequent employer.

(c) Commencement of Payments. Any other provision of Section 5(b) notwithstanding, no severance payments shall commence prior to the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). If the commencement of such severance payments must be delayed, as determined by the Company, then the deferred installments shall be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code.

6. Change of Control Severance Agreement.

(a) Change of Control Severance Agreement. Concurrent with the execution of this Agreement you, the Company and Logitech are entering into the Change of Control Severance Agreement (the “New Change of Control Agreement”) attached to this Agreement.

(b) Termination of Prior Change of Control Severance Agreement. Concurrent with the execution of this Agreement you, the Company and Logitech have terminated the Change of Control Severance Agreement between the Company, Logitech and you dated effective January 25, 2006.

(c) No Duplicate Payments. In the event that any amounts become payable to you under the New Change of Control Agreement, or any successor agreement, the aggregate amount of any amounts payable to you under Section 5(b) of this Agreement will be reduced, but only to the extent necessary so as to prevent the duplication of severance payments to you.

7. Confidential and Proprietary Information. As a condition of your employment, you signed the Company’s standard form of employee confidentiality and assignment of inventions agreement and this remains in effect.

8. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

Gerald P. Quindlen

January 28, 2008

9. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

10. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

11. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

Jerry, we are excited about your new role. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Logitech Inc.

By:	/s/ Guerrino De Luca
Guerrino De Luca
Title: Chairman of the Board

By:	/s/ Catherine Valentine
Catherine Valentine
Title: VP, General Counsel

EMPLOYEE:

/s/ Gerald P. Quindlen
Gerald P. Quindlen

EXHIBIT A

Duties and Authority

•	President and Chief Executive Officer of the Company.

•	President and Chief Executive Officer of Logitech, with primary responsibility for the supervision of Logitech’s investment in its subsidiaries.

•	Such other duties and responsibilities as may be determined from time to time by the Board.